Exhibit 99.01
USG CORPORATION EMERGES FROM CHAPTER 11
Court-approved Plan Becomes Effective Today
New trust fund will pay asbestos claims, stockholders retain ownership, creditors reimbursed 100 percent plus interest
     CHICAGO, June 20, 2006 - USG Corporation (NYSE:USG) announced that its Plan of Reorganization became effective today, formally concluding its Chapter 11 proceedings. The Plan was confirmed last week by two judges for the United States Bankruptcy Court and the U.S. District Court for the District of Delaware, enabling the building materials company to complete the bankruptcy case and emerge from Chapter 11. The company is beginning the process of repaying its creditors and funding an asbestos trust that will be responsible for compensating asbestos personal injury claimants.
     “It is a great day for USG,” said William C. Foote, USG Corporation chairman and chief executive officer. “The Courts’ action enables us to bring to a close one of the most challenging and extraordinary events in the company’s 104-year history.”
     “The successful resolution of our Chapter 11 case is historic in the context of asbestos bankruptcy cases,” said Foote. “Asbestos claimants will be compensated, our banks, bondholders and suppliers will be repaid in full-100 cents on the dollar, with interest-and shareholders who stood by us through this process will be rewarded by retaining ownership in the company.”
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USG CORPORATION TO EMERGE FROM CHAPTER 11/2
     The plan of reorganization, which was approved by more than 99 percent of the asbestos personal injury claimants voting, requires USG to establish and fund a personal injury trust to pay asbestos personal injury claims. A $900 million payment to the new trust was made today. Two subsequent payments totaling $3.05 billion would be made within the next 12 months if Congress fails to enact legislation establishing a national asbestos personal injury trust fund, such as the FAIR Act, which is currently being considered in the United States Senate (S. 3274). The terms of the agreement are contained in the plan of reorganization that was confirmed by the Delaware court.
     Financing for the plan is expected to be provided from USG’s cash on hand, a $1.8 billion rights offering to stockholders backstopped by Berkshire Hathaway Inc., tax refunds and new long-term debt.
     “Our Plan is fair, fast, final and affordable,” Foote explained. “It’s fair for everyone who has a stake in USG, including those suffering from an asbestos-related illness, who will begin receiving compensation soon. The Plan is fast because it brings to a close a highly complex case less than six months after the initial agreement with the Asbestos Personal Injury Committee and Future Claimants Representative was first announced in January. The Plan provides a final solution to the company’s asbestos personal injury liability; all present and future asbestos personal injury claims will be permanently channeled to an independent 524 (g) personal injury trust. And the Plan is affordable because the company’s strong operational and financial performance over the past five years has given it the financial resources and access to capital that make the Plan possible.
     “Emerging from Chapter 11 is enormously satisfying to everyone at USG because we kept our promises,” Foote said. “When we entered Chapter 11, we committed to treating asbestos claimants fairly; sustaining our market leadership and operational excellence; maintaining a strong organization; paying our creditors in full; gaining the best possible outcome for current shareholders; putting asbestos personal injury claims behind us, once and for all; and emerging as quickly as possible, without sacrificing our other goals. The 14,000 men and women of USG can look back over the past five years and be especially proud of what they have accomplished.”
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USG CORPORATION TO EMERGE FROM CHAPTER 11/3
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For additional information, visit the USG Web site at www.usg.com.
A registration statement relating to the rights offering has been filed with the Securities and Exchange Commission but has not yet become effective. The securities covered by the rights offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This letter shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the rights or the underlying shares of USG’s common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. In addition, the rights have not been registered or qualified for offer or sale to shareholders of record in any jurisdiction outside the United States. Such shareholders should contact our information agent, Georgeson Shareholder Communications, Inc. at (888) 206-5896, 17 State Street, 10th floor, New York, NY 10004. A copy of the preliminary prospectus relating to the rights offering is available from Georgeson and at the SEC web site, www.sec.gov. A copy of the final prospectus relating to the rights offering will be available after the rights offering commences.
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This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of the USG’s Chapter 11 reorganization, including the ultimate outcome and costs associated with USG’s plan of reorganization and its obligations that remain may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect USG’s financing terms, sales, profitability or other results. Future conditions may differ due to various other factors, including economic conditions such as the conditions of financing markets, levels of construction activity, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material, energy and employee benefit costs; loss of one or more major customers; capacity constraints; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.